VOTE BY TELEPHONE
c/o National City Bank Corporate Trust Operations Locator 5352 P.O. Box 92301 Cleveland, OH 44193-0900	Have your proxy card available when you call the Toll-Free 1-800-542-1160 using a touch-tone telephone and follow the simple instructions to record your vote.

VOTE BY INTERNET
Have your proxy card available when you access the website www.votefast.com and follow the simple instructions to record your vote.

VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh PA 15230-1150.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-800-542-1160	Vote by Internet Access the Website and cast your vote: www.votefast.com	Vote by Mail Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week!

If you vote by telephone or over the Internet, do not mail your proxy card.

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Proxy card must be signed and dated below.

ê Please fold and detach card at perforation before mailing. ê

ASHLAND INC.                                                                                                                                                                                     PROXY

This proxy is solicited on behalf of the Board of Directors for the Special Meeting of Shareholders on             , 2004.

The undersigned hereby appoints James J. O’Brien and David L. Hausrath, and each of them individually, as proxies for the undersigned, with full power of substitution and resubstitution, to act and to vote all the shares of Ashland Inc. Common Stock held by the undersigned on             , 2004, at the Special Meeting of Shareholders to be held on             , 2004, and at any postponement or adjournment thereof.

The undersigned acknowledges receipt of the proxy statement/prospectus dated as of             , 2004, relating the Special Meeting of Shareholders.

Date: (Sign Here)
INSTRUCTIONS: Please sign exactly as shown hereon. When signing as a fiduciary or on behalf of a corporation, bank, trust company, or other similar entity, your title or capacity should be shown.

Please sign, date, and return your proxy promptly in the enclosed envelope to: Corporate Election Services, P.O. Box 1150, Pittsburgh PA 15230-1150.

ASHLAND INC.                                                                                                                                                                                 PROXY

If you sign and return this proxy card but do not provide voting instructions, your proxy will be voted FOR proposal 1.

The directors of Ashland Inc. unanimously recommend a vote FOR proposal 1.

1.	Approval of the transactions and transaction agreements, dated as of March 18, 2004, as more fully described in the accompanying proxy statement/prospectus. In the transactions, Ashland will transfer its interest in Marathon Ashland Petroleum LLC, its maleic anhydride business and 61 Valvoline Instant Oil Change centers in Michigan and northwest Ohio to Marathon Oil Corporation. As part of the transactions, Ashland will merge with and into one of its subsidiaries. Upon the closing of the transactions, the existing businesses of Ashland (other than the interest in Marathon Ashland Petroleum LLC, the maleic anhydride business and the 61 Valvoline Instant Oil Change centers) will be owned by New EXM Inc., the successor to Ashland through a series of mergers. New EXM Inc. will be a publicly traded company owned by the former Ashland shareholders. It will change its name to “Ashland Inc.” as part of the transactions.

❑ FOR                                 ❑ AGAINST                                 ❑ ABSTAIN

(Continued and to be signed on the reverse side)

Proxy card must be signed and dated on the reverse side.

ê Please fold and detach card at perforation before mailing. ê